Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. on Form S-3 of our report dated April 12, 2016 on the financial statements of Integrated Microwave Technologies, LLC (the “Company”), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Integrated Microwave Technologies, LLC as of December 31, 2015 and for the year then ended, appearing in the amended Form 8-K of xG Technology, Inc. filed with the U.S. Securities and Exchange Commission on April 12, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 29, 2016